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                                                                    EXHIBIT 12.2

                     COMPUTATION OF RATIO OF TRANSDIGM INC.
                        TOTAL DEBT TO EBITDA (AS DEFINED)

                             (DOLLARS IN THOUSANDS)

                                                          Historical                                  Pro Forma
                                    ----------------------------------------------------------     ----------------
                                        Fiscal Year ended September 30,       Six Months Ended         Twelve
                                                                               March 30, 2002        Months Ended
                                                                                                    March 30, 2002
                                    ---------------------------------------   ----------------     ----------------
                                       1999          2000           2001
                                    ----------    ----------     ----------
TransDigm Inc. Total Debt           $  244,557    $  236,962     $  385,612    $   378,982           $   382,035

EBITDA (as defined)                     50,562        54,011         70,955         45,092                90,171
                                    ----------    ----------     ----------    -----------           -----------
         Ratio                             4.8           4.4            5.4            8.4                   4.2
                                    ==========    ==========     ==========    ===========           ===========